EXHIBIT 99.2

                              PROVIDENT BANKSHARES
                              --------------------
                              C O R P O R A T I O N


                                                                    NEWS RELEASE


             PROVIDENT BANKSHARES CORPORATION ANNOUNCES THE APPROVAL
                    OF A 1.3 MILLION SHARE REPURCHASE PROGRAM


Baltimore, June 17, 2005. Provident Bankshares Corporation (the "Corporation,"
NASDAQ: PBKS) announced today that its Board of Directors has approved a stock repurchase program (the "Repurchase Program") authorizing the Corporation to repurchase up to 1.3 million shares, or approximately 4%, of its outstanding common stock. The Repurchase Program will commence following this announcement and will continue until the Repurchase Program is completed. The repurchases, which will be conducted through open market purchases or privately negotiated purchases, will be made from time to time, subject to market conditions, at the discretion of management of the Corporation.

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a network of about 149 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.


CONTACT:
Media:  Lillian Kilroy 410-277-2833
Investment Community:  Melissa Kelley 410-277-2080